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                                                                     EX-99. 1(d)

                  MERRILL LYNCH FUNDAMENTAL GROWTH FUND, INC.

                             ARTICLES OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION


        MERRILL LYNCH FUNDAMENTAL GROWTH FUND, INC., a Maryland corporation having its principal Maryland office c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:


        FIRST: The charter of the Corporation is hereby amended by adding the following provision at the end of Article IV:

        (11) The Board of Directors may classify and reclassify any issued shares of capital stock into one or more additional or other classes or series as may be established from time to time by setting or changing in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock and pursuant to such classification or reclassification to increase or decrease the number of authorized shares of any existing class or series; provided, however, that any such classification or reclassification shall not substantially adversely affect the rights of holders of such issued shares. The Board's authority pursuant to this paragraph shall include, but not be limited to, the power to vary among all the holders of a particular class or series (a) the length of time shares must be held prior to reclassification to shares of another class or series (the "Holding Period(s)"), (b) the manner in which the time for such Holding Period(s) is determined and (c) the class or series into which the particular class or series is being reclassified; provided, however, that, subject to the first sentence of this section, with respect to holders of the Corporation's shares issued on or after the date of the Corporation's first effective prospectus which sets forth Holding Period(s), the Holding Period(s), the manner in which the time for such Holding Period(s) is determined and the class or series into which the particular class or series is being reclassified shall be disclosed in the Corporation's prospectus or statement of additional information in effect at the time such shares, which are the subject of the reclassification, were issued.
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        SECOND:  The foregoing Articles of Amendment have been effected in the manner and by the vote required by the Corporation's charter and the laws of the State of Maryland. Pursuant to Section 2-604 of the Maryland Corporations and Associations Code Annotated, the amendment was advised by the Board of Directors of the Corporation and approved by the stockholders.

        THIRD: Except as amended hereby, the Corporation's charter shall remain in full force and effect.

        FOURTH: The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.

        FIFTH: These Articles of Amendment shall be effective on October 21, 1994 immediately following the effective filing of the Corporation's Articles Supplementary filed on the same day.

        The President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters set forth in these Articles of Amendment with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties for perjury.
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        IN WITNESS WHEREOF, MERRILL LYNCH FUNDAMENTAL GROWTH FUND, INC. has
caused these Articles of Amendment to be signed in its name and on its behalf by its President, a duly authorized officer of the Corporation, and attested by its Secretary as of the 17th day of October, 1994.

                                MERRILL LYNCH FUNDAMENTAL GROWTH FUND, INC.


                                               /s/ ARTHUR ZEIKEL
                                -------------------------------------------
                                                 Arthur Zeikel
                                                  President

Attest:


   /s/ MICHAEL J. HENNEWINKEL
-----------------------------
       Michael J. Hennewinkel
              Secretary